EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pioneer American Holding Company Corp.

       We consent to incorporation by reference in Post-Effective Amendment No. 1 to the registration statement on Form S-4 of NBT Bancorp Inc. of our audit report dated January 21, 2000, relating to the consolidated balance sheets of Pioneer American Holding Company Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 which report has been incorporated by reference in the December 31, 1999 annual report on Form 10-K of Pioneer American Holding Company Corp., incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the Supplement.

/s/ KPMG LLP
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KPMG LLP
Philadelphia, Pennsylvania
May 5, 2000